                                                                    EXHIBIT 10.7


                                 LEASE AGREEMENT
                                 by and between

                            ICE (TX) QRS 12-29, INC.,
                               a Texas corporation

                                   as LANDLORD

                                       and

                          TEXAS FREEZER COMPANY, INC.,
                              a Texas corporation,

                                    as TENANT


                           Premises: 5210 Catron Drive
                                  Dallas, Texas





                         Dated as of: September 23, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

       Parties............................................................     1
 1.    Demise of Premises.................................................     1
 2.    Certain Definitions................................................     1
 3.    Title and Condition................................................    12
 4.    Use of Leased Premises; Quiet Enjoyment............................    12
 5.    Term ..............................................................    13
 6.    Basic Rent.........................................................    14
 7.    Additional Rent....................................................    14
 8.    Net Lease; Non-Terminability.......................................    15
 9.    Payment of Impositions ............................................    16
10.    Compliance with Laws and Easement Agreements;
       Environmental Matters..............................................    18
11.    Liens; Recording and Title.........................................    19
12.    Maintenance and Repair.............................................    20
13.    Alterations and Improvements.......................................    21
14.    Permitted Contests.................................................    22
15.    Indemnification....................................................    23
16.    Insurance..........................................................    24
17.    Casualty and Condemnation..........................................    27
18.    Termination Events.................................................    29
19.    Restoration........................................................    30
20.    Procedures Upon Purchase...........................................    32
21.    Assignment and Subletting; Prohibition
       against Leasehold Financing........................................    33
22.    Events of Default..................................................    36
23.    Remedies and Damages Upon Default..................................    38
24.    Notices............................................................    42
25.    Estoppel Certificate...............................................    42
26.    Surrender..........................................................    43
27.    No Merger of Title.................................................    43
28.    Books and Records..................................................    43
29.    Determination of Value.............................................    46
30.    Non-Recourse as to Landlord........................................    48
31.    Financing..........................................................    49
32.    Subordination, Non-Disturbance and Attornment......................    49
33.    Financial Covenants................................................    50
34.    Tax Treatment; Reporting...........................................    50
35.    Rights of First Refusal............................................    50
36.    Restriction on Sale................................................    52
37.    Miscellaneous......................................................    52

EXHIBITS

   Exhibit "A-1"    - Leased Premises
   Exhibit "A-2"    - Parking Lot
   Exhibit "B"      - Machinery and Equipment
   Exhibit "C"      - Schedule of Permitted Encumbrances
   Exhibit "D"      - Rent Schedule
   Exhibit "E"      - Financial Covenants
   Exhibit "F"      - Project Costs


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         LEASE AGREEMENT, made as of this 23rd day of September, 1997, between
ICE (TX) QRS 12-29, INC., a Texas corporation ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and TEXAS FREEZER COMPANY, INC., a Texas corporation ("Tenant"), with an address at 5140 Catron Drive, Dallas, Texas 75227.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A-1" hereto, together with the Appurtenances (collectively, the "Land"); (b) the to-be constructed refrigerated-freezer warehouse facility to contain approximately 90,000 square feet and any other improvements and structures to be constructed on the Land (collectively, the "Improvements"); (c) the parking lot to be constructed on an easement granted to Landlord by Tenant on a parcel of land adjacent to the Land and more particularly described in Exhibit "A-2" hereto (the "Parking Lot"); and (d) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2.       Certain Definitions.

                  "Acquisition Fee" shall mean the fee payable to W.P. Carey & Co., Inc. in connection with this transaction.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean the refrigerated freezer warehouse facility adjacent to the Improvements and all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted
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by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                  "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in "Exhibit "D".

                  "Budget" shall mean the complete breakdown of all Project Costs as set forth on Exhibit "F".

                  "Business Days" shall mean any day on which banks are required to be open to carry on their normal business in the State of Texas.

                  "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Condemnation" shall mean a Taking and/or a Requisition.

                  "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Construction Agency Agreement" shall mean the Construction Agency Agreement of even date herewith between Landlord, as owner, and Tenant, as agent, pursuant to which Tenant will construct the Improvements and Parking Lot as agent for Landlord.

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable out-of-pocket costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                  "Covenants" shall mean the covenants and agreements described on Exhibit "E".


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                  "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Direct Costs" shall mean all expenditures incurred or to be incurred by Owner for work, labor or Materials (as defined in the Construction Agency Agreement) furnished in connection with the Improvements, the categories of which are enumerated in the Budget.

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

                  "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.


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                  "Environmental Violation" shall mean (a) any direct or
indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which is likely to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which is likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which is likely to result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

                  "Equipment" shall mean the Equipment as defined in Paragraph
1.

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                  "Expiration Date" shall mean Expiration Date as defined in Paragraph 5.

                  "Extension" shall mean Extension as defined in Paragraph 5.

                  "Extension Notice" shall mean Extension Notice as defined in Paragraph 5.

                  "Fair Market Value" shall mean the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease, without regard to renewal of the then current Term or any Extensions unless such Extension has actually been requested by Tenant. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.


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                  "Fair Market Value Date" shall mean the date when the Fair
Market Value is determined in accordance with Paragraph 29.

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "Final Completion Date" shall mean the date on which all of the following events have occurred with respect to the Improvements: (A) all "punch list" items have been completed to the satisfaction of Tenant, and (B) a permanent Certificate of Occupancy for the Premises has been issued, but in no event later than July 1, 1998.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls, provided, however, that the storage of ammonia to the extent permitted under and stored in accordance with applicable Environmental Laws shall not be considered a Hazardous Substance.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).


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                  "Improvements" shall mean the Improvements as defined in
Paragraph 1.

                  "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                  "Indirect Costs" shall mean costs and expenditures, other than Direct Costs, incurred or to be incurred by Owner through the Final Completion Date in connection with or incidental to the Project, including without limitation, costs of title examination and insurance, costs of surveys, Basic Rent during construction, overhead of Tenant for construction administration, environmental assessments, water and sewer rents, fees of the Architect, reasonable fees of counsel to Owner, Tenant and Lender, engineers' fees, and appraisal fees.

                  "Initial Term" shall mean Initial Term as defined in Paragraph 5.

                  "Initial Term Commencement Date" shall mean January 1, 1999.

                  "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Landlord's Share of Project Costs" shall mean the lesser of
(i) $8,900,525 and (ii) actual Project Costs, including all Direct Costs, Indirect Costs and the Acquisition Fee.

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.


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                  "Legal Requirements" shall mean the requirements of all
present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                  "Lender" shall mean any person or entity (and their respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or is the holder of any Note.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                  "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv),
(v), (vi) or (vii) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord, Tenant and Lender in collecting such award or proceeds.

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Occupancy Date" shall mean July 1, 1998.

                  "Parking Lot" shall mean Parking Lot as defined in Paragraph
1.

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.


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                  "Permitted Encumbrances" shall mean those covenants,
restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Person" shall mean an individual, partnership, association, corporation or other entity.

                  "Plans" shall mean the plans and specifications prepared by the Architect (as defined in the Construction Agency Agreement) for the construction of the Improvements.

                  "Prepayment Premium" shall mean any payment by Landlord to Lender (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment of the Note by Landlord, of any principal due under a Note or Mortgage if such prepayment of the Note is either requested by Tenant or is made as a result of the occurrence of an Event of Default or is otherwise required by the terms of this Lease, and which may be (in lieu of a prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate Lender for the loss of the benefit of the Loan due to a prepayment and based on a "Treasury Rate" calculation. The Prepayment Premium calculated with respect to the prepayment in full (with an appropriate adjustment for any partial prepayment) of any Loan shall be calculated based on the amount of principal of such Loan outstanding on the date of, but prior to giving effect to, prepayment.

                  "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) eight percent (8%) per annum.

                  "Primary Term" shall mean Primary Term as defined in Paragraph 5.

                  "Primary Term Expiration Date" shall mean the Primary Term Expiration Date as defined in Paragraph 5.

                  "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to


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
time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Project Costs" shall mean the sum of all Direct Costs and Indirect Costs incurred or to be incurred in connection with the acquisition of the Land, the construction of the Improvements and Parking Lot and the acquisition and installation of the Equipment as shown on the Budget and the Acquisition Fee.

                  "Relevant Amount" shall mean the Termination Amount.

                  "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii) or (e) the date on which Landlord receives a Sale Contract that complies with the terms of Paragraph 35(c).

                  "Rent" shall mean, collectively, Basic Rent and Additional
Rent.

                  "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "State" shall mean the State of Texas.

                  "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging by any governmental authority of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain


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
proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

                  "Term" shall mean the Primary Term, the Initial Term and any exercised Extensions.

                  "Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the Landlord's Share of Project Costs and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                  "Termination Date" shall mean Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                  "Third Party Purchaser" shall mean Third Party Purchaser as defined in Paragraph 21(g).

         3.       Title and Condition.

                  (a)      The Leased Premises are demised and let subject to
(i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH


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
SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) on the Occupancy Date the Improvements and Parking Lot shall conform to, all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid except as disclosed in that certain Seller's/Lessee's Certificate of even date from Tenant to Lender, and all materials and supplies have been fully paid for, (v) no later than the Final Completion Date, the Improvements and Parking Lot shall be fully completed in all material respects in a workmanlike manner of first class quality, and (vi) no later than the Final Completion Date, all Equipment necessary or appropriate for the use or operation of the Improvements shall have been installed and is fully operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.


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
                  (e) Pursuant to the Construction Agency Agreement, Tenant will cause the Improvements, Parking Lot and Equipment to be constructed and installed with funds more particularly described in the Construction Agency Agreement. The Improvements, Parking Lot and Equipment will be owned by Landlord and are included within the Leased Premises. Tenant acknowledges that the Improvements, Parking Lot and Equipment have not yet been constructed and/or installed and that, pursuant to the Construction Agency Agreement, Tenant has the responsibility for causing the Improvements, Parking Lot and Equipment to be completed in accordance with the terms of the Construction Agency Agreement. Landlord will not make any representations or warranties with respect to the Improvements, Parking Lot and Equipment. Tenant further acknowledges that, upon occurrence of an Event of Default, Landlord may terminate the Construction Agency Agreement, and in addition to all other remedies of Landlord under this Lease, Landlord shall have the right but not the obligation to complete construction of the Improvements, Parking Lot and Equipment. If Landlord so completes, Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease as long as this Lease is not terminated, and Landlord shall have the right to exercise any or all of its remedies hereunder following an Event of Default.

         4.       Use of Leased Premises; Quiet Enjoyment.

                  (a) Tenant may occupy and use the Leased Premises for a refrigerated-freezer warehouse facility and for no other purpose without having obtained the prior written approval of Landlord, such approval not to be unreasonably withheld. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that upon not less than 24 hours written notice from Landlord to Tenant (except in the case of an emergency, in which no notice shall be required) Landlord or its agents may enter upon and examine any of the Leased Premises during normal business hours for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased

Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof; provided, however, that Tenant shall have the right to restrict access to the Leased Premises to any prospective purchaser whose business includes the leasing of refrigerated-freezer warehouse space to third party users unless at the time of any such entry and inspection an Event of Default then exists or Tenant has failed to give any applicable Extension Notice.

         5.       Term.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for a primary term (the "Primary Term") commencing on the date hereof ("Commencement Date") and ending at midnight on the day immediately preceding the Initial Term Commencement Date (the "Primary Term Expiration Date") and for an initial term (such initial term being called the "Initial Term") commencing on the Initial Term Commencement Date and ending on the last day of the two hundred fortieth (240th) calendar month next following the Initial Term Commencement Date (the "Expiration Date"). Immediately following the Primary Term Expiration Date, Landlord and Tenant shall execute an addendum to this Lease setting forth the Initial Term Commencement Date and the Expiration Date. If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.

                  (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) twentieth (20th) and thirtieth (30th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), Tenant shall have the right to extend the Term for an additional period of ten (10) years (each such ten (10) year period (an "Extension"), upon written notice in recordable form ("Extension Notice") to Landlord at least eighteen (18) months prior to the next Renewal Date; provided, however, that if Tenant fails to timely exercise its option to extend the Term, Tenant shall have thirty (30) days from the date that Landlord notifies Tenant of such failure in which to exercise such option. Any such Extension shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

                  (c) If Tenant fails to exercise its option to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

         6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent") on each Basic Rent Payment Date described in Exhibit "D" hereto. Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof) and (b) by check or by wire transfer in Federal Funds.

         7.       Additional Rent.

                  (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i) except as otherwise specifically provided herein,
all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease after an Event of Default occurs, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (J) any other items specifically required to be paid by Tenant under this Lease;

                           (ii) after the date all or any portion of any
installment of Basic Rent is due and not paid a late charge on any past due installments of Basic Rent or portion thereof equal to the late charge, if any, payable on the Note.

                           (iii) a sum equal to any additional sums (including
any default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any

Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                           (iv) interest at the rate (the "Default Rate") of
three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                  (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) Business Days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within five (5) Business Days after Landlord's demand for payment thereof.

                  (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8.       Net Lease; Non-Terminability.

                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of any provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased

Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

         9.       Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises,
(iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten
(10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor.

                  (b) Landlord shall have the right at any time following the failure by Tenant to pay Basic Rent, Impositions or insurance premiums by the expiration of the applicable cure period or if required by any Lender to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) Business Days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10.      Compliance with Laws and Easement Agreements; Environmental
Matters.

                  (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

                  (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting a Site Assessment shall be paid by Tenant if (i) at the time of such Site Assessment an Event of Default exists or
(ii) the Site Assessment discloses an Environmental Violation. The cost of all other Site Assessments shall be paid by Landlord.

                  (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $50,000, Tenant shall provide to Landlord, within ten
(10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                  (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                  (f) If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as

Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

                  (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

         11.      Liens; Recording.

                  (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12.      Maintenance and Repair.

                  (a) Tenant shall at all times maintain the Leased Premises and the Adjoining Property in as good repair and appearance as they are in on the Final Completion Date, ordinary wear and tear excepted, and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the Final Completion Date or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13.      Alterations and Improvements.

                  (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations, series of related Alterations, Equipment or accessions thereto is in excess of $250,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the Final Completion Date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. If the Permitted Violation is the imposition of a lien under Paragraph 11 or 13 and in the reasonable judgment of Landlord or Lender the costs to pay or correct any such Permitted Violation is in excess of $50,000 or if required by Law, Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and, if applicable, the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

         15.      Indemnification.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law,

(B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall by paid by Tenant.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

         16.      Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises (provided that Tenant shall not be required to maintain the insurance described in Paragraph 16(a)(iii) until December , 1997):

                           (i) Insurance against physical loss or damage to the
Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) coverage in an amount not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles of not more than $50,000 per occurrence.

                           (ii) Commercial General Liability Insurance and
Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $5,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                           (iii) Worker's compensation insurance covering all
persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                           (iv) Comprehensive Boiler and Machinery Insurance on
any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $10,000,000 per accident for damage to property. Such policies shall include at least $10,000,000 per accident for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $50,000.

                           (v) Business Income/Extra Expense Insurance to
include loss of rents at limits sufficient to cover 100% of the annual rent payable to Landlord with a period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as additional insured solely with respect to Rent payable to or for the benefit of Landlord under this Lease.

                           (vi) During construction of the Improvements and
during any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering $5,875,000 of "hard costs" and $775,000 of "soft costs" with respect to construction of the Improvements and with respect to any substantial Alterations (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such endorsements as Landlord may reasonably require with respect to the Improvements being constructed, altered or repaired.

                           (vii) Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                  (c)      Each insurance policy referred to in clauses (i),
(iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord certificates of insurance or certified duplicate copies of all policies.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. A certificate of insurance or a certified copy of each such

"blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord certificates of insurance or certified copies of such policies.

                  (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                           (i) Except for proceeds payable to a Person other
than Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii), (iii), (iv), (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                           (ii) Proceeds of insurance required under clause (i)
of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17.      Casualty and Condemnation.

                  (a) If any Casualty to the Leased Premises occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim in excess of $50,000 shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, excluding return of unearned premiums (which shall be directed to Tenant), directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 17(d). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid directly by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

                  (d) In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever first occurs.

         18.      Termination Events.

                  (a) If (i) the entire Leased Premises shall be taken by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of
(i) above, Tenant shall be
obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty
(30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant's option to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                  (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

                  (c) If Landlord shall reject such offer to terminate this Lease by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market

Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

         19.      Restoration.

                  (a) Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                           (i) prior to commencement of restoration, (A) the
architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord and (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                           (ii) at the time of any disbursement, no Event of
Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged unless a satisfactory bond shall have been posted in accordance with state law;

                           (iii) disbursements shall be made from time to time
in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens,
(C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                           (iv) each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                        (v) Landlord may retain ten percent (10%) of the restoration fund until the restoration is fully completed;

                        (vi) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                        (vii) such other reasonable conditions as Landlord or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be applied as follows: each installment of Basic Rent payable after the completion of the restoration shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of the Remaining Sum retained by Landlord. Any portion of the Remaining Sum not so applied by the end of the Term shall be credited, if at all, against the Relevant Amount in the same manner and to the same extent any remaining Net Award would be so credited.

         20.      Procedures Upon Purchase.

                  (a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                  (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) if such delay continues for more than sixty (60) days at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

         21.      Assignment and Subletting; Prohibition against Leasehold
Financing.

                  (a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease to any Person ("Preapproved Assignee") that, after the date hereof, is a wholly-owned subsidiary of Tenant or (ii) that immediately following such assignment will have a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Corporation, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

                           (ii) If Tenant desires to assign this Lease
("Non-Preapproved Assignment") to a Person who would not be a Preapproved Assignee ("Non-Preapproved Assignee") then Tenant shall, not less than ninety
(90) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth
(30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

                  (b) Tenant shall have the right with no consent or approval of Landlord being required or necessary (i) to enter into occupancy agreements or storage contracts for poundage for undefined space (with customer on-site office space included therewith) and (ii) upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of twenty-five percent (25%) of the gross space in the Improvements ("Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases for more than twenty-five percent (25%) of the gross space in the Improvements be permitted without the consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria using prudent business judgment.

                  (c) If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases and, unless assignment by Tenant is specifically prohibited by the terms thereof, storage contracts, occupancy and other rights to possession agreements (collectively, "Occupancy Agreements") now in existence or hereafter entered into for any or all of the Leased Premises and any and all extensions, modifications and renewals thereof and Tenant covenants and agrees that it shall not sell, assign, pledge or grant a security interest in its rights in and to any Occupancy Agreement or payments due thereunder to any Person except for the grant of a security interest in the receivables from the Occupancy Agreements to any working capital lender of Tenant. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right to revoke said license and to collect such rents and sums of money and to retain the same upon the occurrence of, and during the continuance of, an Event of Default. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) Subject to Tenant's rights under Paragraphs 35 and 36 hereof, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities, costs of doing business, and obligations of Tenant hereunder.

         22.      Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                           (i) a failure by Tenant to make any payment of any
Monetary Obligation, regardless of the reason for such failure;

                           (ii) a failure by Tenant duly to perform and observe,
or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii) any representation or warranty made by Tenant
herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                           (iv) a default beyond any applicable cure period or
at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having a principal balance of $2,000,000 or more in the aggregate at the time of such default, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity;

                           (v) a default by Tenant beyond any applicable cure
period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $2,000,000 or more and the Landlord under such lease or leases is the prevailing party in the exercise of any of its remedies thereunder;

                           (vi) a final, non-appealable judgment or judgments
for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

                           (vii) the breach of any Covenant shall occur;

                           (viii) Tenant shall (A) voluntarily be adjudicated a
bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                           (ix) a court shall enter an order, judgment or decree
appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                           (x) the Leased Premises shall have been vacated for a
period in excess of nine (9) months or shall have been abandoned;

                           (xi) Tenant shall be liquidated or dissolved or shall
begin proceedings towards its liquidation or dissolution;

                           (xii) the estate or interest of Tenant in any of the
Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                           (xiii) a failure by Tenant to perform or observe, or
a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                           (xiv) a failure by Tenant to maintain in effect any
other license or permit necessary for the use, occupancy or operation of the Leased Premises; or

                           (xv) an Event of Default (as defined in the
Construction Agency Agreement) beyond any applicable cure period shall occur under the Construction Agency Agreement.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (iii), (iv), (v), (vi), (vii) (except as otherwise set forth below),
(viii), (ix), (x), (xi), (xii), (xiii) or (xv) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) or under clause (iii) of Paragraph 22(a) and with respect to clause (iii) is a default that, in the reasonable opinion of Landlord is capable of cure, other than the events specified in clauses (B) and
(C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60)
days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default is a default under clause (vii) of Paragraph 22(a) the applicable cure period shall be thirty (30) days following the earlier of the date on which Tenant has knowledge of the default or the date on which Landlord notifies Tenant that a default has occurred under Paragraph 22(a)(vii), provided, however, that no notice and/or cure period shall be permitted if the default is a default under Section 5 or Section 7 of Exhibit "E", Covenants.

         23.      Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter (provided a written waiver of such Event of Default has not been provided by Landlord to Tenant), to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                           (i) Landlord may give Tenant notice of Landlord's
intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (ii) After repossession of the Leased Premises
pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iii) Landlord may, upon notice to Tenant, require
Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of the Termination Amount. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within sixty
(60) days following such request deposit with Landlord as payment against the Termination Amount an amount equal to the sum of Landlord's Share of Project Costs and the applicable Prepayment Premium and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the earlier to occur of ten (10) days after such acceptance if Landlord has required an amount equal to the sum of Landlord's Share of Project Costs and the applicable Prepayment Premium or, if not required, within sixty (60) days after such acceptance, Tenant shall pay to Landlord the balance, if any, of the Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                           (iv) Landlord may declare by notice to Tenant the
entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord the Present Value of all such Basic Rent, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                           (i) If Landlord exercises its remedy under Paragraph
23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                           (ii) If Landlord exercises its remedy under Paragraph
23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY.

                  (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided above.

         25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28.      Books and Records.

                  (a) Tenant shall deliver to Landlord and Lender in duplicate:

                           (i) as soon as practicable after the end of each
quarter in each fiscal year, the interim consolidated statements of earnings, stockholders' equity and cash flows of the Tenant and its Subsidiaries for such period and for that part of the fiscal year ended with such period and the consolidated balance sheet of the Tenant and its Subsidiaries as at the end of such period, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and certified by either the President or Treasurer of the Tenant as presenting fairly the financial condition and results of operations of the Tenant and its Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Tenant's year-end adjustments;

                           (ii) as soon as practicable after the end of each
fiscal year, and in any event within 120 days after the end of each fiscal year, the consolidated balance sheet and related consolidated statements of earnings, stockholders' equity and cash flows of the Tenant and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and accompanied by a report or opinion of independent certified public accountants, selected by the Tenant and reasonably acceptable to Landlord and Lender, stating that such financial statements present fairly the consolidated financial condition and results of operations and cash flows of the Tenant and its Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

                           (iii) concurrently with the financial statements
delivered pursuant to Paragraph 28(a)(ii), the written statement of said accountants, which accountants shall be reasonably acceptable to Landlord and Lender, that in the ordinary course of making their normal examination necessary for their report or opinion on said financial statements they have obtained no knowledge of any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default or, if such accountants shall have obtained knowledge of any such Event of Default or event, they shall disclose in such statement the event or Events of Default and/or such event or events and the nature and status thereof, but such accountants shall not be liable, directly or indirectly, to anyone for any failure to obtain knowledge of any such Event of Default or event;

                           (iv) concurrently with the financial statements
delivered pursuant to Paragraph 28(a)(i) and (ii) a certificate of either the President or the Treasurer of the Tenant (1) setting forth, as of the end of the preceding fiscal quarter or fiscal year, as the case may be, the extent to which the Tenant and its Subsidiaries have complied with the requirements of the Covenants, including in each case a brief description, together with all necessary computations, of the manner in which such compliance was determined and the respective amounts as of the end of or for such fiscal quarter or fiscal year, as the case may be, of Consolidated Total Indebtedness, Consolidated Total Capitalization, Consolidated Net Income Available for Interest, Interest Charges, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Working Capital, Consolidated Tangible Net Worth, Consolidated Net Worth (Stockholders' Equity), Consolidated Net Income, Restricted Payments and operating lease obligations, (2) stating that a review of the activities of the Tenant and its Subsidiaries during the preceding fiscal quarter or fiscal year, as the case may be, has been made under his or her supervision to determine whether the Company has fulfilled all of its obligations under this Lease, (3) stating that, to the best of his or her knowledge, the Tenant is not and has not been in default in the fulfillment of any of the terms, covenants, provisions or conditions hereof and thereof and no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default exists or existed or, if any such default or Event of Default or event exists or existed, specifying such default, Event of Default or event and the nature and status thereof, and (4) giving, in the event of the formation or acquisition of a Subsidiary during the preceding fiscal quarter or fiscal year, as the case may be, the name of such Subsidiary, its jurisdiction of incorporation and a brief description of its business;

                           (v) as soon as practicable, copies of all financial
statements, proxy statements and reports as the Tenant or any of its Subsidiaries shall send or make available generally to its stockholders or any governmental agency or agencies and regular periodic reports, if any, which it or any of its Subsidiaries, may file with any governmental agency or agencies;

                           (vi) immediately upon a responsible officer of the
Tenant's becoming aware of the existence of a condition, event or act which constitutes an Event of Default or an event of default under any other evidence of Indebtedness of the Tenant or any Subsidiary, or an event which, with notice or lapse of time or both, would constitute such an Event of Default or event of default, a written notice specifying the nature and period of existence thereof and what action the Tenant or such Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

                           (vii) immediately upon a responsible officer of the
Tenant's becoming aware of the occurrence of any (1) "reportable event," as defined in Section 4043(b) of ERISA, or (2) non-exempted "prohibited transaction," as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended in connection with any "employee pension benefit plan," as defined in Section 3 of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action the Tenant is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto;

                           (viii) promptly upon a responsible officer of the
Tenant's becoming aware of the occurrence of (1) any surrender of assets of the Tenant or any Subsidiary in satisfaction of any Indebtedness, (2) the dissolution of any operating partnership or real estate ownership partnership of the Tenant or any Subsidiary, (3) the termination or expiration of any lease of real property to which the Tenant or any Subsidiary is lessee, or (4) the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency which could materially and adversely affect the business, properties, prospects or financial condition of the Tenant and its Subsidiaries taken as a whole (including any such action commenced by counterclaim), written notice specifying the nature thereof and what action the Tenant or such Subsidiary, as the case may be, is taking with respect thereto; and

                           (ix) such other information as to the business and
properties of the Tenant and of its Subsidiaries, including consolidating financial statements of the Tenant and its Subsidiaries, and financial statements and other reports filed with any governmental department, bureau, commission or agency, as you may from time to time reasonably request.

                  (b) Landlord and Lender shall have the right (i) to visit and inspect, at the expense of Landlord and Lender, as the case may be, the Leased Premises and any of the other properties, all at such reasonable times and as often as Landlord or Lender may reasonably request, of the Tenant or of any of its Subsidiaries, to examine its books of account and those of its Subsidiaries and to discuss the affairs, finances and accounts of the Tenant and the Subsidiaries with its and their officers and managers and independent public accountants, and (ii) to contact such third parties doing business with the Tenant (but only after providing Tenant prior notice and an opportunity to advise such third parties that Landlord will contact them), and to engage in other auditing procedures as Landlord and Lender deem reasonable to ensure the accuracy of the Tenant's representations, warranties and certifications.

         29.      Determination of Value.

                  (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                           (i) Landlord and Tenant (or Third Party Purchaser
with respect to a determination under clause (D) below) shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c) or (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                           (ii) If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                           (iii) If such two appraisers shall be unable to agree
upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                           (iv) If such two appraisers shall be unable to agree
upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York.

The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v) If a third appraiser is selected, Fair Market
Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                           (vi) All appraisers selected or appointed pursuant to
this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease,
(C) utilize the definition of Fair Market Value hereinabove set forth above, and
(D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                  (c) In determining Fair Market Value the appraisers shall add (a) the present value of the Rent for the then remaining Term, assuming the Term has been extended for any extension periods provided herein for which Tenant has given an Extension Notice (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term assuming that the Leased Premises will continue to be operated as a refrigerated-freezer warehouse. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Tenant has not violated (and will not violate) any of the Covenants.

         30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or
(iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

         31.      Financing.

                  (a) If Metropolitan Life Insurance Company ("MetLife") finances the initial Loan Tenant agrees to pay, within three (3) Business Days of written request from Landlord, all reasonable costs and expenses incurred by Landlord in connection with the financing of the initial Loan. If a Lender, other than MetLife is the initial Lender, Tenant shall pay $10,000 of legal fees incurred by Landlord and initial Lender and costs (provided that if such legal fees and expenses exceed $10,000 Tenant shall not unreasonably refuse to pay such excess fees and expenses) within three (3) Business Days of written request from Landlord the $10,000 and all such additional approved fees and expenses.

                  (b) Tenant agrees to pay, within three (3) business days of written demand therefor, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is not caused solely by the gross negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

                  (c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease, provided, that such modifications do not increase Tenant's cost of doing business or materially and adversely affect its obligations and liabilities under this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations or the cost of doing business under this Lease.

         32.      Subordination, Non-Disturbance and Attornment Agreement.

                  (a) Upon written request of Landlord, or any mortgagee or beneficiary of Landlord, including Lender, Tenant will, in writing, subordinate its right hereunder to the interest of any ground lessor of the Land upon which the Leased Premises is situated and to the lien of any mortgage or deed of trust now or hereafter in force against the Leased Premises and to all advances made or hereafter to be made upon the security thereof; provided, however, that the ground lessor or the mortgagee or trustee named in said mortgage or trust deed shall agree that Tenant's peaceable possession of the Leased Premises and its rights under this Lease will not be diminished on account thereof unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

                  (b) In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgages or deeds of trust, upon any such foreclosure or sale Tenant agrees to recognize such beneficiary or purchaser as the Landlord under this Lease, provided Tenant's right to possession continues unabated and Tenant's rights under this Lease continue undiminished unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

                  (c) Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

         33. Financial Covenants. Tenants hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit "E" hereto.

         34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         35.      Right of First Refusal.

                  (a) Except as otherwise provided in clause (e) of this Paragraph 35, and provided an Event of Default does not then exist if Landlord shall enter into a contract for the sale (the "Sale Contract") of the Leased Premises with a Third Party Purchaser, which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 35, Landlord shall give written notice to Tenant of the Sale Contract, together with a copy of the executed Sale Contract and the name and business address of the Third Party Purchaser.

                  (b) For a period of thirty (30) days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said thirty (30) day period, to elect to purchase the Leased Premises at the purchase price and upon all the terms and conditions set forth in such Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Leased Premises, availability of financing or sale of other property, encumbrances on the Leased Premises created by or with the concurrence of Landlord, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency. If at the expiration of the aforesaid thirty (30) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such Sale Contract.

                  (c) For the purposes of this Paragraph 35, any Sale Contract which is received by Landlord between the tenth (10th) and eleventh
(11th) anniversaries of the date of this Lease shall be acceptable to Landlord if the terms of such Sale Contract provide (i) for a purchase price for an amount equal to or greater than the greater of (A) Fair Market Value (which shall be determined in accordance with the procedure set forth in Paragraph 29 of this Lease, except that references to Tenant in Paragraphs 29(a) and 29(b) hereof shall mean the Third Party Purchaser) or (B) Landlord's Share of Project Costs plus Prepayment Premium, (ii) that the Third Party Purchaser pays all costs in connection with such purchase, (iii) that such purchase price is payable in cash at the closing of the sale of the Leased Premises and (iv) the closing date for such purchase will occur no later than the thirtieth (30th) day following the eleventh (11th) anniversary of the date of this Lease and (v) title will be conveyed subject to the matters specified in Paragraph 20(a).

                  (d) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 35 shall be the later to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of the Sale Contract with a Third Party Purchaser or (ii) the date in the Sale Contract.

                  (e) Tenant shall have the right during the Term to exercise the foregoing right of first refusal upon each proposed sale of the Leased Premises. Notwithstanding anything to the contrary, if this Lease terminates or the Term expires, such right of first refusal shall terminate and be null and void and of no further force and effect. In such event Tenant shall execute a quitclaim deed and such other documents as Landlord shall reasonably request evidencing the termination of its right of first refusal.

                  (f) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                  (g) The provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord or to any entity for whom W.P. Carey & Co., Inc., W.P. Carey Incorporated or any of their affiliates provides management services or investment advice, (vi) any Person to whom Landlord sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses
(i) through (iv).

         36. Restrictions on Sale. Landlord shall not sell the Leased Premises to any Person whose business includes the operation of a refrigerated-freezer warehouse facility to third party users, provided, however, that such restriction shall not apply at any time that an Event of Default exists or following the failure of Tenant to deliver an Extension Notice.

         37.      Miscellaneous.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                    LANDLORD:

                                    ICE (TX) QRS 12-29, INC.,
                                    a Texas corporation



                                    By:____________________________________

                                    Title:_________________________________



ATTEST:                             TENANT:

                                    TEXAS FREEZER COMPANY, INC.
                                    a Texas corporation


By:_____________________________    By:____________________________________

Title:__________________________    Title:_________________________________


[Corporate Seal]

                                                                     EXHIBIT A-1


                                    PREMISES

                                                                     EXHIBIT A-2


                              PARKING LOT EASEMENT

                                                                       EXHIBIT B


                             MACHINERY AND EQUIPMENT


All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises and used or useful in the operation of the Leased Premises as a refrigerated-freezer warehouse facility, including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes, garage units and racking, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, excluding only machinery, apparatus, equipment and other personal property not listed above.

                                                                       EXHIBIT C


                             PERMITTED ENCUMBRANCES

                                                                       EXHIBIT D


                               BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term for the Leased Premises shall be calculated as follows:

                  (a) Commencing on October 1, 1997 and continuing on the first day of each succeeding month to and including the Initial Term Commencement Date (each such date a "Basic Rent Payment Date"), Basic Rent shall be payable in an amount ("Basic Rent") equal to 0.8% multiplied by the average of the amount advanced by or on behalf of Landlord for Project Costs (exclusive of the Acquisition Fee) based on the number of days each advance is outstanding during the month prior to such Basic Rent Payment Date. The amount set forth in the foregoing sentence shall, absent manifest error, be conclusively determined from the books and records of Landlord. Tenant shall have the right, upon reasonable prior notice, to inspect Landlord's books and records to verify the accuracy of Landlord's calculation of Basic Rent.

                  (b) Commencing on the Initial Term Commencement Date and continuing on the first day of each third month thereafter until the expiration of the Term (each such date, also a "Basic Rent Payment Date"), Basic Rent shall be payable in an amount equal to the product of one-quarter of 10.95% multiplied by Landlord's Share of Project Costs exclusive of the Acquisition Fee. Promptly following the Initial Term Commencement Date, Landlord and Tenant shall execute an addendum to this Lease setting forth the amount of the initial annual Basic Rent and the quarterly payments of Basic Rent.

                  (c) For so long as an Event of Default has not occurred and is continuing, on each Basic Rent Payment Date that occurs on or prior to, but not after the Final Completion Date, and relates to any period occurring prior to the Final Completion Date, Landlord shall approve as an advance of Landlord's Share of Project Costs, the monthly installments of Basic Rent payable by Tenant under this Paragraph 1 for the Improvements and will credit each such advance against the installment of Basic Rent then due and owing, provided, however, that (i) from and after the Final Completion Date Landlord's obligation to make any further advance for future installments of Basic Rent shall terminate and all such future payments of Basic Rent shall be made by Tenant and (ii) during the continuation of an Event of Default Landlord shall have no obligation to make any further advances for installments of Basic Rent payable under this Paragraph 1, and Tenant shall make all further payments of Basic Rent from its own funds unless and until any such Event of Default is cured.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding the first adjustment of Basic Rent or less than the Basic Rent in effect for the one
(1) year period immediately preceding each adjustment after the first adjustment.

         3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until January 1, 2002 (the "First Full Basic Rent Payment Date"). As of January 1, 2002 and on each January 1st thereafter during the Term, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding the third anniversary of the First Full Basic Rent Payment Date with respect to the first adjustment of Basic Rent and reflect increases in the CPI during the most recent one (1) year period immediately preceding each anniversary of the First Full Basic Rent Payment Date thereafter (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

         4.       Method of Adjustment for CPI Adjustment.

                  (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. Ninety percent (90%) of an amount equal to the lesser of the following shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment
Date: (A) the product of such multiplication or (B) the product of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date multiplied by 22.50% with respect to the first adjustment of Basic Rent and multiplied by 7% with respect to each subsequent adjustment of Basic Rent. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier with respect to the first adjustment of Basic Rent and one (1) year earlier with respect to each subsequent adjustment of Basic Rent. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.

                  (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                  (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the basic Rent Adjustment Date in question.

                                                                       EXHIBIT E


                                    COVENANTS

         1. Interest Coverage; Total Indebtedness/Total Capitalization; Lease Obligations.

                  A. Tenant and its Subsidiaries shall not permit, as of the end of each fiscal year during the Term, Consolidated Net Income Available For Interest for the immediately preceding two fiscal year period to be less than 150% of the Interest Charges for such two year period.

                  B. Tenant and its Subsidiaries shall not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization to exceed 82%.

                  C. Tenant or its Subsidiaries shall not at any time after the date of this Lease enter into any lease or leases of real or personal property with terms in excess of one year (exclusive of Capital Leases) in which the rentals due in any fiscal year exceed the aggregate amount of $100,000.

         2.       Current Ratio and Working Capital.

                  A. From and after the Initial Term Commencement Date, Tenant and its Subsidiaries shall not at any time permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than
1.1 to 1 at any time during fiscal year 1997 and 1.25:1.00 at any time thereafter.

                  B. From and after the Initial Term Commencement Date, Tenant and its Subsidiaries shall not at any time permit Consolidated Working Capital to be less than $100,000.00 during any fiscal year.

                  3. Tangible Net Worth. For fiscal year 1999 Tenant and its Subsidiaries shall not at any time permit Consolidated Tangible Net Worth at the end of each fiscal quarter to be less than $1,750,000.00. For fiscal year 1998 Tenant and its Subsidiaries shall not at any time permit Consolidated Tangible Net Worth at the end of each fiscal quarter to be less than $1,850,000. Commencing with fiscal year 1999 and for each fiscal year thereafter during the Term, Tenant and its Subsidiaries shall not at any time permit Consolidated Tangible Net Worth at the end of each fiscal quarter to be less than the greater of, the minimum required Consolidated Tangible Net Worth for the immediately preceding fiscal year, and (ii) the minimum required Consolidated Tangible Net Worth for the immediately preceding fiscal year plus an amount equal to fifty percent (50%) of such immediately preceding fiscal year's Consolidated Net Income plus an amount equal to 100% of net cash proceeds (after customary costs and expenses) from the sales of capital shares of stock of the Tenant.

         4.       Restricted Payments; Pledge of Stock; Restricted Investments.

                  A. Tenant and its Subsidiaries will not, directly or indirectly, make any Restricted Payments or incur any liability to make any Restricted Payments unless, (1) the sum of all such Restricted Payments (excluding any and all payments made by Tenant or its Subsidiaries upon Indebtedness owed to stockholders) does not exceed (a) fifty percent (50%) of Consolidated Net Income (or minus 100% in the case of a deficit) for the period to begin on January 1, 1998, plus (b) net cash proceeds received after January 1, 1998 from the sales of capital shares of stock of Tenant, and (2) immediately after giving effect to such action, there shall not exist any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default.

                  All dividends, distributions, purchases, redemptions, retirements, acquisitions and payments made pursuant to this Section 4 in property other than cash shall be included for purposes of calculations pursuant to this Section 4 at the fair market value thereof (as determined in good faith by the Board of Directors) at the time of declaration of such dividend or at the time of making such distribution, purchase, redemption, retirement, acquisition or payment.

                  B. Tenant's outstanding stock held by Persons, (1) who are either employees, officers or directors of Tenant, or (2) which represent greater than a ten percent (10%) interest in Tenant, shall remain free and clear of any and all Liens at all times.

                  C. Tenant and its subsidiaries will not make any Restricted Investment.

         5.       Merger, Consolidation, Sale of Assets.

                  A. Tenant will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets in a single transaction or series of related transactions, unless:

                           (1) the successor formed by or resulting from such consolidation or merger (if other than Tenant) or the transferee to which such sale, transfer or other disposition shall be made shall be a solvent corporation duly organized and existing under the laws of the United States of America or any State thereof and authorized to do business in the State of Texas;

                           (2) the surviving corporation, in the case of a merger, or purchaser, in the case of a sale of assets, shall have, on a proforma basis, a Consolidated Tangible Net Worth of not less than Tenant's Consolidated Tangible Net Worth immediately preceding such consolidation or merger.

                           (3) the due and punctual performance and observance of all the obligations, terms, covenants, agreements and conditions of this Lease and other document and instruments in favor of Landlord to be performed or observed by Tenant shall, by written instrument furnished to the Landlord, be expressly assumed by such successor (if other than Tenant) or transferee; and

                           (4)      at the time of such transaction and
                  assumption, and immediately after giving effect thereto, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing.

                  B. Except as permitted in Section 5 above, Tenant will not, and will not permit any Subsidiary to, sell, assign, transfer or otherwise dispose of (other than in the ordinary course of business) any of its properties and assets to any Person.

         6. Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio of Tenant for the twelve (12) month period ending on the last day of each fiscal quarter of Tenant that occurs during the Term shall not be less than 1.50 to 1.

         7. Change in Control. At no time during the Term shall any Person of group of related Persons (i) acquire beneficial ownership, directly or indirectly, or control of forty percent (40%) or more of the outstanding Voting Stock of Tenant or acquire or enter into an agreement to acquire, directly or indirectly, or control of all or substantially all of the assets of Tenant, or
(ii) acquire beneficial ownership, directly or indirectly, or control of 40% or more of the outstanding Voting Stock of an entity with or into which the Tenant has merged or consolidated, whether pursuant to a statutory merger or consolidation or otherwise. For purposes of this Section 7 only, the term "Person" shall not include any of the stockholders of Tenant as of the date of this Lease. A transfer of shares of stock under the terms of a will or by intestate succession shall not be deemed a transfer under the terms of this
Section 7.

         8. Transactions with Affiliates. Tenant will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm's length dealing in the ordinary course of business with a Person not an Affiliate. Tenant hereby agrees that, to the extent there are any inter-company loans involving Tenant and/or any Subsidiary on a date on which an Event of Default exists, no payment of any amounts owing in connection therewith may be made until the earlier of your waiver of such Event of Default or the repayment in full of all amounts owing under this Lease. To the extent any amounts are received in any manner whatsoever in connection with such inter-company loans by an obligee thereof during the period described in the immediately preceding sentence, such amounts shall be held in trust for and paid over to Landlord until Landlord is in receipt of all amounts owing to it in connection with this Lease.

         9.       Encumbrances On and Transfers of the Collateral.

                  A. Tenant and its Subsidiaries will not create, incur, assume or suffer to exist any Lien on any of the Collateral or any interest therein. Notwithstanding anything contained herein to the contrary, Tenant may create, incur, assume or suffer to exist Liens, whether now existing or hereafter created, superior to your liens and interests, on pallets, pallet jacks, electric jacks, forklifts, hand trucks, narrow isle reach trucks and transports, propane fork trucks and slipsheets, and all battery chargers, parts and accessories used in connection with any of the foregoing, office furniture and computer software utilized for office purposes.

                  B. Except as permitted by Section 8 hereof, Tenant and its Subsidiaries will not sell, convey, lease, assign or otherwise transfer all or any of the Collateral or any interest therein whether voluntarily or by operation of law. Notwithstanding anything contained herein to the contrary, Tenant may sell or otherwise dispose of furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances subject to the lien thereof, which may become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of its business in the Leased Premises, not exceeding in value at the time of disposition thereof Fifty Thousand Dollars ($50,000.00) for any single transaction, or a total of One Hundred Thousand Dollars ($100,000.00) in any one fiscal year, upon replacing the same by, or substituting for the same, other furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances not necessarily of the same character, but of at least equal value to Tenant and costing not less than the amount realized from the property sold or otherwise disposed of.

         10. Indebtedness. Tenant will not incur any Indebtedness in addition to the Indebtedness described in Schedule 1 hereto.

         11.      Fiscal Year. Tenant shall not change its fiscal year.

         12.      Definitions.

                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  "Affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with Tenant or a Subsidiary or which beneficially owns or holds or has the power to direct the voting power of 5% or more of any class of voting stock of Tenant or a Subsidiary or which has 5% or more of its voting stock (or in the case of a Person which is not a corporation, 5% or more of its equity interest) beneficially owned or held, directly or indirectly, by Tenant or a Subsidiary. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Board of Directors" means either the board of directors of Tenant (or, when so specified or the context so indicates, a Subsidiary) or, if duly authorized to exercise the power of the Board of Directors, any duly authorized committee thereof.

                  "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or received as liability during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including without limitation, expenditures for maintenance and repairs which are capitalized and leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

                  "Capital Lease" means and includes at any time any lease of property, real or personal, which in accordance with GAAP would at such time be required to be capitalized on a balance sheet of the lessee.

                  "Capital Lease Obligation" means at any time the capitalized amount of the rental commitment under a Capital Lease which in accordance with GAAP would at such time be required to be shown on a balance sheet.

                  "Collateral" means all property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of any of the Collateral Documents.

                  "Consolidated Assets" means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as assets on the consolidated balance sheet of Tenant and its Subsidiaries.

                  "Consolidated Current Assets" means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as current assets on the consolidated balance sheet of Tenant and its subsidiaries.

                  "Consolidated Current Liabilities" means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as current liabilities on the consolidated balance sheet of Tenant and its Subsidiaries. For purposes of determining compliance with the provisions of Section 2 hereof, Consolidated Current Liabilities shall not be deemed to include any and all payments made by Tenant or its subsidiaries upon Indebtedness owed to stockholders.

                  "Consolidated EBITDAR" for any period, with respect to Tenant and its consolidated Subsidiaries, shall mean earnings from continuing operations, exclusive of extraordinary items, if any, before interest expense, depreciation, taxes, amortization expense (including amortization of debt issuance costs), lease/rent expense, less Capital Expenditures.

                  "Consolidated Fixed Charges" for any period, with respect to Tenant and its consolidated Subsidiaries, shall mean the sum of the total interest and lease/rent expense paid in cash for such period determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of (a) Consolidated EBITDAR for such period to (b) Consolidated Fixed Charges for such period.

                  "Consolidated Liabilities" means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as liabilities on the consolidated balance sheet of Tenant and the Subsidiaries.

                  "Consolidated Net Income" means the net income of Tenant and its Subsidiaries, after eliminating inter-company items, all as consolidated and determined in accordance with GAAP.

                  "Consolidated Net Income Available for Interest" means, with respect to a particular fiscal period, the Consolidated Net Income of Tenant and its Subsidiaries (before income taxes), plus the aggregate depreciation and Interest Charges for such period, all as consolidated and determined in accordance with GAAP.

                  "Consolidated Net Worth (Stockholders' Equity)" means, as of the date of determination thereof, the aggregate amount of the Consolidated Assets less the Consolidated Liabilities of Tenant and its Subsidiaries plus subordinated Indebtedness due and owing to stockholders in Tenant, in each case after eliminating inter-company items and as determined in accordance with GAAP.

                  "Consolidated Tangible Net Worth" means, as of the date of determination thereof, the Consolidated Net Worth (Stockholders' Equity) of Tenant and its Subsidiaries plus subordinated Indebtedness due to stockholders, less (i) the net book value of intangibles and goodwill, and (ii) Indebtedness due from stockholders and Affiliates (excluding Subsidiaries), in each case after eliminating inter-company items and as determined in accordance with GAAP."

                  "Consolidated Total Capitalization" shall mean the aggregate of Consolidated Total Indebtedness plus Consolidated Net Worth (Stockholders' Equity).

                  "Consolidated Total Indebtedness" shall mean the sum of:

                  (i) any obligation of Tenant and its Subsidiaries for borrowed money, which under generally accepted accounting principles is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations but excluding subordinated shareholder debt as of the date hereof, reserves for deferred income taxes, operating leases, deferred pension liability and other deferred expenses and reserves);

                  (ii) Indebtedness of Tenant and its Subsidiaries secured by any Lien existing on property owned subject to such

Lien, whether or not the Indebtedness secured thereby shall have been assumed;
and

                  (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contractual commitments of Tenant and its Subsidiaries (whether direct or indirect in connection with obligations, stock or dividends of any person), in each case after eliminating inter-company items and as determined in accordance with GAAP.

                  "Consolidated Working Capital" means, as of the date of determination thereof, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Events of Default" has the meaning specified in Paragraph 22 of this Lease.

                  "GAAP" means, as to a particular corporation and at a particular time of determination, such accounting principles as, in the opinion of the independent public accountants regularly employed by such corporation, conform at such time of determination to generally accepted accounting principles.

                  "Indebtedness" means and includes (i) all indebtedness or obligations for money borrowed or for the purchase price of property (exclusive of orders or commitments made in the ordinary course of business for future delivery of goods or services prior to the time the obligation to pay becomes firm) and any notes payable and drafts accepted representing extensions of credit, whether or not representing indebtedness or obligations for money borrowed or for the purchase price of property, (ii) indebtedness or obligations secured by or constituting any Lien existing on property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness or obligations secured thereby shall have been assumed, (iii) Capital Lease Obligations, (iv) guarantees and endorsements of (other than endorsements for purposes of collection in the ordinary course of business), and obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (v) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. A renewal or extension of any Indebtedness without increase in the principal amount thereof shall not be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any corporation shall become a Subsidiary, such corporation shall be deemed to have incurred at the time it becomes a Subsidiary all Indebtedness of such corporation outstanding immediately thereafter.

                  "Interest Charges" shall mean the aggregate of amounts deducted in the computation of Consolidated Net Income for interest charges on the consolidated Indebtedness of Tenant and its Subsidiaries, in each case after eliminating intercompany items and as determined in accordance with GAAP.

                  "Lien" means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

                  "Overdue Interest Rate" means the lesser of (a) the Default Rate and (b) the maximum interest rate provided by law.

                  "Person" includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

                  "Restricted Investment" means any investment (other than by guaranteeing or otherwise becoming liable, contingently or otherwise, in respect of the Indebtedness of another Person) by Tenant or any Subsidiary in any other Person, whether by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, extension of credit on terms other than those normal in the business of Tenant or such Subsidiary, or otherwise (the foregoing items being herein collectively called "Investments", and individually, an "Investment"); Provided, however, that the term "Restricted Investment" shall not include:

                  (i) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than twelve months from the date of acquisition thereof,

                  (ii) commercial paper, issued by a corporation duly organized and existing under the laws of the United States of America or any State thereof and having a net worth of not less than $100,000,000, which has one of the two highest credit ratings by a responsible independent credit agency of recognized standing, and maturing not later than 270 days from the date of issuance thereof,

                  (iii) Investments, up to an amount insured by the Federal Deposit Insurance Corporation, in negotiable certificates of deposit or bankers' acceptances issued by, or drawn on, a United States bank or trust company that is a member of the Federal Reserve Bank, and having capital and surplus and undivided profits aggregating not less than $250,000,000,

                  (iv) Investments in any Subsidiary or in any corporation which by reason thereof will immediately after such Investment become a Subsidiary,

                  (v) Investments in assets which are used by Tenant and its subsidiaries in the ordinary course of business, and

                  (vi) Investments, not otherwise permitted pursuant to subsections (i) through (v) above, which do not exceed an aggregate amount of ten percent (10%) of Consolidated Tangible Net Worth during any fiscal year.

                  "Restricted Payments" means dividends paid on capital stock (in either cash or property), Restricted Investments, and purchases or redemptions of capital stock.

                  "Subsidiary" means any corporation at least a majority of whose outstanding stock having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned directly or indirectly by Tenant and/or one or more subsidiaries of Tenant.

                  "Voting Stock", as applied to the stock of any corporation, shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation other than stock having such power only by reason of the happening of a contingency.

All accounting terms used herein and not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.

                             SCHEDULE 1 OF EXHIBIT E

                        SCHEDULE OF EXISTING INDEBTEDNESS


1.    Metropolitan Life Insurance Company
            Dated:  August 9, 1995
            Maturity Date:  August 1, 2005
            Loan Amount:  $9,000,000
            Amount Outstanding:  $8,916,280.82

2.    Texas Commerce Bank
            Dated:  March 31, 1996
            Maturity Date:  March 31, 1998 (renewal)
            Loan Amount:  $300,000
            Amount Outstanding:  $00

3.    Overton Bank and Trust, N.A. - Loan #1408001205
            Dated:  June 30, 1997
            Maturity Date:  June 1, 1998
            Loan Amount:  $500,000
            Amount Outstanding:  $00

4.    Subordinated Debt to Shareholders:
            Dated:  April 1, 1994
            Maturity Date:  January 28, 2004
            Loan Amount:  $700,000
            Amount Outstanding:  $700,000
            Shareholders and Amounts to Each:
                  George Beggs, III                   $ 50,000
                  Ida L. Clement                      $100,000
                  James H. Clement, Jr.               $100,000
                  James A. Elkins, III                $ 50,000
                  Barry J. Fenton                     $ 50,000
                  Henrietta P.C. Hildebrand           $100,000
                  Claudia Huntington-Miller           $100,000
                  Harvey H. Mueller, II               $ 50,000
                  Walter Negley                       $ 50,000
                  Clement Equities                    $ 50,000

            Dated:  June 1, 1996
            Maturity Date:  May 31, 2006
            Loan Amount:  $380,000
            Amount Outstanding:  $380,000
            Shareholders and Amounts to Each:
                  George Beggs, III                   $ 20,000
                  Ida L. Clements                     $ 40,000
                  James A. Elkins, III                $ 20,000
                  Barry J. Fenton                     $ 20,000
                  Henrietta P.C. Hildebrand           $ 40,000
                  Claudia Huntington-Miller           $ 40,000
                  Harvey H. Mueller, II               $ 20,000
                  James H. Clement, Jr.               $ 40,000
                  Clement Equities                    $ 20,000
                  Clark Partnership, Ltd.             $120,000


                                       -2-